Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

GPS II Funds:
GuideMark Global Real Return Fund
GuideMark Opportunistic Fixed Income Fund
GuidePath Strategic Asset Allocation Fund
GuidePath Tactical Constrained Asset Allocation Fund
GuidePath Tactical Unconstrained Asset Allocation Fund
GuidePath Absolute Return Asset Allocation Fund

We consent to the use of our report dated May 30, 2012 incorporated by reference herein and to the references to our Firm under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and Statement of Additional Information.

/s/ KPMG LLP

July 31, 2012
Milwaukee, WI